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Exhibit 10.5.1

GOVERNMENT LIQUIDATION.COM, LLC
EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into as of May 15, 2001 and shall become effective June 15, 2001 (the "Effective Date"), by and between Government Liquidation.com, LLC, a Delaware limited liability company (the "Company"), and Benjamin R. Brown (the "Executive"). This Agreement supersedes and replaces any prior employment agreement among Executive and Liquidation.com, Inc. Executive hereby releases Liquidation.com, Inc. from any severance obligations arising from any prior employment agreement.

        1.    Employment Agreement.    On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization are defined in Section 9.14 below.

        2.    Term.    The term of employment under this Agreement shall be the period set forth in Schedule 1 attached hereto commencing on the Effective Date (the "Employment Period").

        3.    Position and Duties.    The Executive shall serve in the position and with the title set forth in Schedule 1 attached hereto during the Employment Period. In such capacity, the Executive shall have the normal duties, responsibilities, and authority of such position, subject to the power of the Executive's "Reporting Officer" as designated in Schedule 1, the Company's Chairman of the Board of Directors (the "Board") or the Board to reasonably expand or limit such duties, responsibilities and authority. The Executive shall report to the Reporting Officer designated in Schedule 1. The Executive shall devote the Executive's best efforts and full business time and attention to the business and affairs of the Company; provided, however, that Executive may, to the extent such participation or service does not materially interfere with the performance of the obligations described in this Agreement, (i) participate in charitable, civic, political, social, trade, or other non-profit organizations and (ii) with the consent of the Board, serve as a non-management director of business corporations (or in a like capacity in other for-profit organizations).

        4.    Place of Performance.    In connection with the Executive's employment by the Company, the Executive shall be based at the Washington D.C. support office of the Company, except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business. Should relocation of the Company's Executive offices occur during the term of this Agreement, reasonable and appropriate relocation expenses of the Executive will be reimbursed by the Company.

        5.    Compensation.

          5.1.    Base Salary.    During the Employment Period, the Company shall pay to the Executive an annual base salary (the "Base Salary"), which initially shall be at the rate per year as set forth in Schedule 1. The Base Salary shall be payable bi-weekly or in such other installments as shall be consistent with the Company's payroll procedures. The Company shall initiate payment of the Base Salary following the Executive's starting date.

          5.2    Benefits.    During the Employment Period, the Executive will be entitled to receive Company paid medical and dental insurance plan for the Executive. The Company will pay 50 percent of the cost of the premiums for the Company's medical and dental insurance plan for coverage for the Executive's spouse and qualified dependents. Executive will be provided with Company-paid group life insurance and short-term and long-term disability coverage.

          Additional benefits will include, but not be limited to, a 401(k) savings plan to which the Company will contribute $0.50 for every $1.00 of your contributions, up to a maximum of four percent of the total of your compensation (including bonuses that are awarded by the Company), subject to any applicable IRS rules and regulations on contributions to the Company's 401(k) plan and the terms of the Company's 401(k) plan, approved and awarded.

          You are authorized a maximum of six paid sick days (48 hours) per calendar year. Sick time is accrued each two-week pay period. It may be carried over into a new calendar year until a cap of 12 accrued days is reached. It is Company policy to not make payment for accrued sick time at the termination of employment. Sick days are designated solely for assistance in coping with genuine illness or in keeping illness/wellness appointments with medical professionals, to include physicians, dentists, chiropractors, and nurse practitioners, and may not be taken as a substitute or enhancement for vacation days.

          These benefits may change from time to time at the sole discretion of the Company and are subject to the terms and conditions of the underlying Company benefit plans. The Executive is encouraged to review the actual plans for more information about these benefits.

          5.3    Vacation; Holidays.    The Executive shall be entitled to three weeks vacation with pay in accordance with the Company's vacation policy as in effect; from time to time, which shall be taken at a reasonable time or times. In addition, Employee shall be entitled to all public holidays observed by the Company.

        6.    Expenses.    The Executive is authorized to incur reasonable expenses in the performance of his duties hereunder, including the costs of business travel, and similar business expenses incurred in the performance of his duties. Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses and appropriate receipts.

        7.    Termination of Employment.

          7.1.    Termination.    The Executive's employment by the Company during the Employment Period will continue until Executive's death, Disability, resignation or until Executive's termination by the Company at any time.

          7.2.    Notice of Termination.    Any termination of the Executive's employment by the Company or the Executive (other than because of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9.1 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination of the Executive's employment shall take effect on the Date of Termination.

        8.    Compensation Upon Termination.

          8.1.    Death.    If the Executive's employment is terminated during the Employment Period as a result of the Executive's death, the Company shall pay to the Executive's estate, or as may be directed by the legal representatives of such estate, the Executive's full Base Salary through the last day of the calendar month of the Date of Termination. The payments contemplated by this Section 8.1 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive or his or her estate under this Agreement.

          8.2.    Disability.    If the Company terminates the Executive's employment during the Employment Period because of the Executive's Disability, the Company shall have the right to terminate this Agreement without further obligation hereunder except for any amounts payable pursuant to disability plans generally available to applicable employees. The payments contemplated by this Section 8.2 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, however, that the Base Salary shall be reduced by the amount of any disability benefit payments made to the

  Executive during a period of Disability from any insurance or other policies provided by the Company.

          8.3.    By the Company with Cause or by the Executive without Good Reason.    If the Company terminates the Executive's employment during the Employment Period for Cause or if the Executive voluntarily terminates the Executive's employment during the Employment Period other than for Good Reason, the Company shall pay the Executive the Executive's full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.2. The payments contemplated by this Section 8.3 shall be paid at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

          8.4.    By the Company without Cause or by the Executive for Good Reason.    If the Company terminates the Executive's employment during the Employment Period other than for Cause, Death, or Disability or the Executive terminates his employment during the Employment Period for Good Reason, the Company shall pay the Executive: (A) the Executive's full Base Salary through the Date of Termination; and (B) an amount equal to six month's Base Salary, less applicable withholdings payable in equal installments on the Company's regular salary payment dates. In addition, the Company agrees to maintain Executive's healthcare benefits for a period of six months. To receive these severance benefits (the "Severance Benefits"), Executive must first sign a Company-provided document in which the Executive releases all claims against the Company, its affiliates, officers directors and employees.

          8.5    Mitigation.    Notwithstanding the foregoing and without in any way modifying the provisions of the Company Employee Agreement Regarding Confidentiality, Intellectual Property, and Competitive Activities (the "Employee Agreement") attached hereto as Exhibit A from and after the first date that Executive becomes employed with another Person or provides services as a consultant or other self-employed individual, the Company, at its option, may eliminate or otherwise reduce the amount of payments otherwise required to be made pursuant to this Sections 8.2 and 8.4 by the amount of the compensation and benefits received by the Executive from such other employment or self-employment.

        9.    Employee Agreement.    As a pre-condition to the effectiveness of this Agreement, Executive agrees to execute the Employee Agreement, the terms and conditions of which are specifically incorporated herein by reference.

        10    Miscellaneous.

          10.1    Notices.    All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

            10.1.1. If to the Company:

        Government Liquidation.com, LLC
        6263 N. Scottsdale Road, Suite 371
        Scottsdale, AZ 85250
        ATTN: Thomas Burton, President
            Fax: (480) 367-1200
            Phone: (480) 367-1100

            10.1.2. If to the Executive:

        at the address set forth in Schedule 1.

  or to such other address as may be designated by either party is a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back, the confirmation (if telecopy) or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

          10.2.    Commercial Venture II.    All the provisions set forth above are subject to the provisions of and continued existence of the Commercial Venture II contract with the Company and the Defense Reutilization Marketing Service (the "Contract"). If the Contract terminates, the Company reserves the right to terminate the Executive's employment at such time and date as the Company deems appropriate.

          10.3    Representations.    Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represents that performance of all the terms of this Agreement will not breach any non-compete or similar agreement. Executive has not entered into, and Executive agrees not to enter into, any oral or written agreement in conflict herewith.

          10.4.    Severability.    The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

          10.5.    Survival.    It is the express intention and agreement of the parties hereto that the provisions of Section 8 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

          10.6.    Assignment.    The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable to any Affiliate of the Company.

          10.7.    Binding Effect.    Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

          10.8.    Amendment; Waiver.    This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto; provided, that the parties may amend Schedule 1 hereto by executing and delivering a revised version of Schedule 1 and attaching such revised version to this Agreement. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

          10.9.    Headings.    Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

          10.10    Governing Law.    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in Maricopa County, Arizona (or other location mutually agreed upon by the Executive and the Company), and shall be administered by the American Arbitration Association under its Commercial Arbitration Rules or by another third-party administrator selected by the Company, and judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party in any such arbitration shall recover its reasonable attorney's fees, expenses, and other costs.

          10.11    Entire Agreement.    This Agreement, including Schedule 1 hereto, constitute the entire agreement between the parties respecting the employment of Executive and they supersede all prior oral or written agreements between the Executive and the Company.

          10.12.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

          10.13.    Withholding.    All payments provided for herein shall be subject to applicable federal, state, employment and local withholding taxes.

          10.14.    Definitions.

          "Affiliate" means as to a specified Person any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

          "Agreement" means this Executive Employment Agreement.

          "Base Salary" is defined in Section 5.1 above.

          "Beneficial Owner" means a beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

          "Cause" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) a violation of any material Company rule, regulation or policy, (iv) substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by Executive's Reporting Officer or by the Board, and such failure is not cured within 30 days after the Executive receives notice thereof from the Board, (v) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or (vi) any material breach of this Agreement or the Employee Agreement.

          "Company" means Government Liquidation.com, LLC and its successors and assigns.

          "Date of Termination" means (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's Disability, the date of the Notice of Termination; (iii) if the Executive's employment is terminated by the Company for Cause or voluntarily by the Executive, the date specified in the Notice of Termination; or (iv) if the Executive's employment is terminated during the Employment Period other than pursuant to Section 7.1 the date on which Notice of Termination is given.

          "Disability" means the Executive's inability to perform all of the Executive's duties hereunder because of illness or other incapacity for a period of three consecutive months, or for 90 business days during a 150 business-day period.

          "Effective Date" means the date as of which this Agreement is executed as set out above.

          "Employment Period" is defined in Section 2 above.

          "Good Reason" means (i) the Company's failure to perform or observe any of the material terms or provisions of this Agreement or the Employee Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; or (ii) a material reduction in the scope of the Executive's responsibilities and duties.

          "Notice of Termination" is defined in Section 7.2 above.

          "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Severance Benefits" is defined in Section 8.4 above.

          9.15.    "Directors and Officers Insurance"    Company will provide directors and officers insurance, covering executive, for the period of this agreement.

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

GOVERNMENT LIQUIDATION.COM, LLC
By:	/s/ THOMAS BURTON Thomas Burton President
EXECUTIVE:
/s/ BENJAMIN R. BROWN Benjamin R. Brown

SCHEDULE 1
CERTAIN TERMS OF EMPLOYMENT

All capitalized but undefined terms in this Schedule shall have the meaning ascribed to them in the Agreement.

Name: Benjamin R. Brown

Position/Title: Your initial title shall be Chief Technology Officer. Your duties, will include but not be limited to: (a) managing the Company's technology department and serving as the Company's primary point of contact on technology issues; (b) supporting the Company's business requirements through the planning, development and implementation of technology tools and strategies to improve the efficiency of the Company's business, including operational, sales and marketing processes, and (c) management and enhancement of the Company's website and online sales tools and their integration with other departments within the Company. Executive will have the authority and responsibility consistent with that customarily exercised by those in similar positions, subject always to the authority and direction of the President. For the purpose of supervision, you will report to the President.

Employment Period: The initial term of this Agreement shall be the Effective Date to December 31, 2003. Thereafter, this Agreement shall automatically renew for additional one-year terms unless either party gives the other notice of non-renewal at least 60 days prior to the expiration of the initial term or any renewal term.

Reporting Officer: President

Base Salary: $135,000 per annum

Notice Address:
2131 K Street NW
Suite 400
Washington, DC 20037

COMPANY:	EXECUTIVE:
/s/ THOMAS BURTON Thomas Burton President	/s/ BENJAMIN R. BROWN Benjamin R. Brown
Effective Date/Date of Last Amendment: 10/11/2001

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GOVERNMENT LIQUIDATION.COM, LLC EXECUTIVE EMPLOYMENT AGREEMENT